Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
IR Biosciences Holdings, Inc.:

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 28, 2008 included in IR Biosciences Holdings, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/ RBSM LLP

New York, New York
September 2, 2008